EXHIBIT 10.9
NORTH POINTE HOLDINGS CORPORATION
EQUITY INCENTIVE PLAN
NON-EMPLOYEE DIRECTORS RESTRICTED STOCK AWARD
Dear Director:
You have been granted an award of shares of common stock of North Pointe Holdings Corporation (the “Company”) constituting a Restricted Stock annual award under the North Pointe Holdings Corporation Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:

Number of Restricted Shares:

Vesting Schedule:	Your Restricted Shares will vest on the second (2nd) anniversary of the Grant Date, provided you are serving as a director of the Company on such date.

If your services as a director terminate prior to the second (2nd) anniversary of the Grant Date as a result of death or Disability, your Restricted Shares will become fully vested on such date. The term “Disability” means your inability to perform your services as a director as a result of a medically-determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of at least 12 months, as determined by the Committee. The Committee may require you to submit such medical evidence or to undergo a medical examination by a doctor selected by the Committee as the Committee determines is necessary in order to make a determination hereunder.

If you serving as a director on the date of a Change of Control, your Restricted Shares will become fully vested on such date. Upon any other termination of service prior to the date the Restricted Shares are vested, you will forfeit the Restricted Shares.

Escrow of Certificates	Your Restricted Shares will be held in escrow by the Company, as escrow agent. The Company will give you a receipt for the Shares held in escrow that will state that the Company holds such Shares in escrow for your account, subject to the terms of this Award, and you will give the Company a stock power for such Shares duly endorsed in blank which will be used in the event such Shares are forfeited in whole or in part. As soon as practicable after the vesting date, the Restricted Shares will cease to be held in escrow, and certificate(s) for such number of Shares will be delivered to you or, in the case of your death, to your estate.

Transferability of Restricted Shares:	You may not sell, transfer or otherwise alienate or hypothecate any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies (including, without limitation, the Company’s Insider Trading Policy) or an agreement between the Company and its underwriters prohibit a sale.

Voting and Dividends:	While the Restricted Shares are subject to forfeiture, you may exercise full voting rights and will receive all dividends and other distributions paid with respect to the Restricted Shares, in each case so long as the applicable record date occurs before you forfeit such Shares. If, however, any such dividends or distributions are paid in Shares, such Shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award as are the Restricted Shares with respect to which they were paid.

Transferability of Award:	You may not transfer or assign this Award for any reason, other than under your will or as required by intestate laws, or pursuant to a beneficiary designation filed with the Secretary of the Company prior to the date of your death on the form provided by the Committee for this purpose. Any attempted transfer or assignment in violation of this provision will be null and void.

Amendment:	This Restricted Stock Award may be amended only by written consent of the Company and the Recipient, unless the amendment is not to the detriment of the Recipient.

Counterparts:	This Restricted Stock Award may be executed in counterparts.

Governing Law:	The provisions of Section 9(f) of the Plan apply to this Restricted Stock Award.

This Restricted Stock Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.
BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.
NORTH POINTE HOLDINGS CORPORATION

By:

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